Exhibit 99.2

February 23, 2010

YRC Worldwide Closes on First Tranche of $70 Million New Notes

•    Proceeds to Satisfy Remaining 2010 Note Obligations

•    Remaining Proceeds to Provide Working Capital

•    Preferred Stock Now Converted to Common Stock

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported it closed on the first tranche of the previously announced transaction for a private placement of $70 million in principal amount of unsecured 6% Senior Notes due 2014. The company will use the net proceeds from both tranches of the private placement to satisfy its remaining 2010 note obligations, with any excess proceeds available to be used for general corporate purposes. At the note holders’ option, the notes are convertible into shares of the company’s common stock at an initial conversion price of $0.43 per share, subject to adjustment.

Pursuant to the agreement previously announced with the purchasers of the notes, the $70 million aggregate proceeds were deposited into an escrow account and the company will issue the notes in two tranches. The first tranche, $49.8 million in principal amount of new notes, was issued and funded out of the escrow today and will be used to fully satisfy the remaining principal and interest of the 8 1/2% Guaranteed Notes due April 15, 2010 (the “USF Notes”). As previously announced, the timing of the issuance and funding from escrow of the second $20.2 million tranche of new notes is conditioned upon the conclusion of the legal proceedings to remove the put rights for the outstanding 5% and 3.375% contingent convertible notes that were not tendered in the recently completed debt-for-equity exchange.

“We are pleased to announce the funding into escrow and the first issuance of notes for the private placement transaction which will allow us to satisfy our remaining 2010 note obligations,” stated Bill Zollars, Chairman and CEO of YRC Worldwide. “With this financial distraction removed, we can continue to move forward with increasing our profitable shipment levels and accelerating our year-over-year operating improvements.”

Outstanding Shares and Market Capitalization

On Friday, February 19, 2010, substantially all of the company’s outstanding Class A convertible preferred stock automatically converted to common stock as a result of stockholder approvals obtained at the February 17, 2010 special stockholder meeting. The aggregate number of outstanding shares of the company’s common stock was 1,020,745,435 and the number of remaining outstanding shares of preferred stock, not yet converted to common stock, was 150,569. The outstanding Class A convertible preferred stock will convert, at a future date, to common stock at a rate of 220.28 common shares for each preferred share, which is equivalent to an additional 33,167,339 common shares. Using the aggregate number of common shares, including the Class A convertible preferred stock on an as-converted basis, of 1,053,912,774 and the February 22, 2010, closing price on the NASDAQ exchange of $0.36 per common share, the company’s total market capitalization was approximately $380 million as of that date.

*     *     *     *     *

Private Placement of the Notes

The convertible notes offered and sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “can,” and similar expressions are intended to identify forward-looking statements. The closing of the second $20.2 million tranche is subject to a number of conditions, including (among others), a determination of the outcome of the company’s litigation with respect to its outstanding 5% and 3.375% contingent convertible notes.

It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

*     *     *     *     *

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com